Exhibit 3.24

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

GRAHAM PACKAGING PLASTIC PRODUCTS INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Graham Packaging Plastic Products Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is

Three Thousand (3,000) shares of Common Stock without par value.

SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 5th day of May 2005.

GRAHAM PACKAGING PLASTIC PRODUCTS INC.

By:	/s/ John E. Hamilton
Name:	John E. Hamilton
Title:	Chief Financial Officer & Secretary